Exhibit 99.4

Urigen Financing Update

WALNUT CREEK, CA--(Marketwire -10/14/11)- Urigen Pharmaceuticals, Inc. (Pinksheets: URGP.PK - News), a specialty pharmaceutical company focused on the development of treatments for urological disorders and pain, announced that it has received $300,000 in a financing transaction. The financing was in the form of 2-year Convertible Notes, with a 10% coupon, convertible at $0.10 per share, with 100% warrant coverage. The Warrants are exercisable for a period of five years at an exercise price of $0.125 per share.

The net proceeds of the transaction will be used primarily for general corporate purchases, including supporting the activities required to bring the Company into compliance with its reporting requirements of the Securities and Exchange Commission, and to advance the Company's lead development program, URG101 for the treatment of interstitial cystitis/painful bladder syndrome.

Dan Vickery, MBA, PhD, Chairman, commented, "With this financing we continue to build on the platform we have created, and guide both URG101 toward further clinical development, and strengthen Urigen's corporate development."

About Urigen Pharmaceuticals, Inc.

Urigen Pharmaceuticals, Inc. is a specialty pharmaceutical company dedicated to the development and commercialization of therapeutic products for urological disorders. Urigen's lead program targets significant unmet medical need and major market opportunities in urology. Urigen's URG101, a proprietary combination of approved drugs that is instilled into the bladder, targets interstitial cystitis / bladder pain syndrome, which affects approximately 10.5 million men and women in North America. For further information, please visit Urigen's website at http://www.urigen.com.

Forward-Looking Statement

This press release may contain forward-looking statements. These statements may be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should," or "will," or the negative thereof or other variations thereon or comparable terminology. Urigen has based these forward-looking statements on current expectations, assumptions, estimates and projections. While Urigen believes that these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. Given these risks and uncertainties, investors and security holders are cautioned not to place undue reliance on such forward-looking statements. Urigen does not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.